Execution Version
Second Supplemental Indenture
THIS SECOND SUPPLEMENTAL INDENTURE, dated as of March 29, 2023 (this “Supplemental Indenture”), is by and among Getty Images, Inc., a corporation duly organized and existing under the laws of the State of Delaware (and its successors and assigns, the “Company”), Getty Images Holdings, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Parent Guarantor”), and Wilmington Trust, National Association, as trustee (the “Trustee”).
W I T N E S S E T H:
WHEREAS, the Company, the Subsidiary Guarantors party thereto and the Trustee are parties to an indenture dated as of February 19, 2019 (as amended, supplemented, waived or otherwise modified, the “Indenture”), pursuant to which the Company has outstanding 9.750% Senior Notes due 2027; and
WHEREAS, the Indenture provides that the financial statements, information and other reports required to be provided pursuant to Section 3.2(a) of the Indenture may be those of any direct or indirect parent of the Company, so long as such direct or indirect parent of the Company becomes a guarantor of the Notes; and
WHEREAS, the Company desires that the financial statements, information and other reports required to be provided pursuant to Section 3.2(a) of the Indenture be those of the Parent Guarantor; and
WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Parent Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.Agreement to Provide a Guarantee. The Parent Guarantor hereby irrevocably, fully and unconditionally guarantees, as guarantor and not as a surety, the Company’s obligations for the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on all the Notes and all other Obligations of the Company under the Indenture and the Notes (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, or any Subsidiary Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6 of the Indenture), on the terms and subject to the conditions set forth in Article X of the Indenture. The Parent Guarantor shall not be deemed to be a Guarantor under the Indenture for any other purpose.
3.Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
4.No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any other direct or indirect parent shall have any liability for any obligations of the Company or the Parent Guarantor under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws.

5.Notices. For purposes of Section 12.1 of the Indenture, the address for notices to the Company and the Parent Guarantor shall be:
605 Fifth Avenue S, Suite 400
Seattle, WA 98104
Facsimile No.: 206-925-5623
Attention: General Counsel
6.Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
7.Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.
8.Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.
9.The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company or the Parent Guarantor, as applicable.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
GETTY IMAGES HOLDINGS, INC.,
as Parent Guarantor

By:    /s/ Kjelti Kellough
    Name: Kjelti Kellough
    Title: SVP, General Counsel

GETTY IMAGES, INC.

By:    /s/ Kjelti Kellough
    Name: Kjelti Kellough
    Title: SVP, General Counsel

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:    /s/ Barry D. Somrock
    Name: Barry D. Somrock
    Title: Vice President

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